[LOGO OF P.L.R.]	Michael Porter, President – Investor Relations Margarerit Drgos, VP – Media Relations Jeff Myhre, VP – Editorial

Seven Penn Plaza     •     New York, NY 10001     •     212-564-4700     •     FAX 212-244-3075     •     www.plrinvest.com

WORLD HEALTH ALTERNATIVES, INC. Richard E. McDonald, President 412-829-7800 (ext. 223)	Summit Financial Partners, LLC Anthony Altavilla, President 317-218-0204

WORLD HEALTH ALTERNATIVES, INC. ANNOUNCES RECORD SECOND QUARTER

AND HALF-YEAR FINANCIAL RESULTS

All Business Entities Produce Over $10 Million In Second Quarter Revenues

Actual Sales Up 560% Over Second Quarter of 2003

Gross Profit Remains High With Integration of New Businesses

Third Quarter Guidance is $13 Million—$17 Million in Revenue, EPS 6—8 Cents Per Share

PITTSBURGH, PA, August 16, 2004 – World Health Alternatives, Inc. (OTC BB: WHAI), a premier medical staffing company that provides medical, professional and administrative staffing services to the healthcare industry through its MedTech Medical Staffing and World Health Divisions, today announced its financial results for the second quarter ended June 30, 2004.

Richard McDonald, President of World Health Alternatives, said, “Our top-line growth has been substantial and our margins have remained strong. This is mainly attributable to the Company’s success at executing its strategic business plans, which included raising capital and acquiring three medical staffing companies located in Massachusetts, California and Florida. Following Generally Accepted Accounting Principles (“GAAP”), the Company was able to incorporate and benefit from the acquisitions’ revenues for only a fraction of the second quarter. More importantly, however, each acquisition is now operating within the World Health family and performed as anticipated under our guidance, showing strong organic growth of approximately 16% versus their second quarter of 2003 on an aggregate pro forma basis. The strategic nature of these acquisitions has enabled us to cross-sell services, which results in a higher utilization of existing resources and more favorable margins. Overall, the revenue generated by those units suggests that our business model and methods are working.”

Actual sales for the Company for the quarter ended June 30, 2004, reached approximately $5.6 million, up 560% from $842,000 for the same period in 2003. The increase was primarily due to the three acquisitions, which were Pulse Healthcare Staffing, Inc. in May 2004, Care For Them, Inc. in May 2004 and Curley and Associates, LLC in June 2004. The Company was able to achieve this increase in sales even though the treatment under GAAP of the effective date for each acquisition meant the Company could not incorporate the acquisitions’ revenues until after the second quarter was partially completed.

Gross profit for the quarter ended June 30, 2004, hit approximately $1.75 million, which was an increase of 427% when compared to $332,000 for the same quarter in 2003. The Company attributes this growth to the acquisitions as well as strong margins produced by the core business.

Mr. McDonald commented, “We had immediate increases in the Company’s gross profit partly because the acquisitions allowed us to capitalize on economies of scale and gave us additional resources, thereby enabling us to more effectively and efficiently source people throughout the United States. Our travel costs per placement have decreased over 6% and our ability to offer a selection of high quality medical professionals to our clients has lead to increased pricing and more stable contracts. We have also realized an increase in the market for our services over the past two months.”

The Company estimates that its earnings before deductions for interest, depreciation, amortization and taxes for the three months ended June 30, 2004, was $438,897, or $0.02 per share, which is a $430,180 increase over the same period in 2003.

The Company incurred approximately $424,000 of non-cash amortization expenses in connection with the three acquisitions that occurred in the second quarter of 2004, the acquisition of Superior Staffing Solutions, Inc. in late December 2003, a charge of $128,399 for the issuance of restricted common stock of the Company to employees and $108,000 in one-time expenses. As a direct result of these non-cash expenses, the Company’s operating profit decreased by $11,688 to a loss of $7,347 from $4,341 for the three months ended June 30, 2004 and 2003, respectively. World Health ended the second quarter of 2004 with a loss of $220,000, or $0.01 per fully diluted share, compared to a $6,000 net loss, or $0.00 per fully diluted share, for the same period in 2003.

For the six months ended June 30, 2004, actual sales were $7.2 million, compared with $1.8 million in the first half 2003. Gross profit was $2.4 million in the six months ended June 30, 2004, up from $650,000 in the same period of 2003. The Company incurred approximately $585,000 of non-cash amortization expenses in connection with the three acquisitions that occurred in the second quarter of 2004, the acquisition of Superior Staffing Solutions, Inc. in late December 2003 and a charge of $128,399 for the issuance of restricted common stock of the Company to employees. Despite these non-cash expenses, the Company’s operating loss of $182,000 for the six months ended June 30, 2004, was an improvement over the operating loss of $358,000 for the same period last year.

The Company estimates that its earnings before deductions for interest, depreciation, amortization and taxes for the six months ended June 30, 2004, was $438,298, or $0.02 per share.

Mr. McDonald added, “Because of the accounting rules governing the way we incorporate the financial results of the acquisitions into our own, the Company can only show a partial picture in its financial reporting for the second quarter of 2004. World Health is on track to exceed the goals of its business plan and we will continue integrating our recent acquisitions and searching for new ones. At the same time, we intend to continue to raise the margin levels of our acquisitions to the strong levels of our core operation.”

Mr. McDonald also noted, “If we assume, on a pro forma basis, that the three business acquisitions in the second quarter of 2004 had been consummated on January 1, 2004, the Company estimates it would have realized sales of $23.8 million in the first half of 2004 versus $18.6 million in the first half of 2003. We also estimate that we would have realized pro forma income of $275,461 for the first half of 2004 versus a loss of $2,610,375 for the first half of 2003, and pro forma earnings before deductions for interest, depreciation, amortization and taxes for the six months ended June 30, 2004 of $2,021,492, or $0.07 per share.” There can be no assurances, however, that such sales would have been realized or that hypothetical results for the first half of the year will be realized in the second half of the Company’s fiscal year.

Mr. McDonald concluded, “Based on the progress World Health has made in integrating its acquisitions and in growing its business organically, I am comfortable projecting third quarter 2004 revenue of $13 million to $17 million and earnings of 6 to 8 cents per fully diluted share.” There can be no assurances, however, that such projections can be reached.

World Health Alternatives, Inc.’s management will host a conference call today at 4:15 p.m. EDT to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471 (domestic) or (973) 341-3080 (international), PIN # 5077234.

About World Health Alternatives, Inc.

World Health Alternatives, Inc. is a premier human resources firm offering specialized healthcare personnel for staffing and consulting needs in the healthcare industry. The Company, through its MedTech Medical Staffing and World Health Divisions, places its experienced personnel on a project, temporary, permanent, or temporary-to-permanent basis. These options allow clients to control the expenses associated with new staff while also giving them the unique opportunity to evaluate a candidate’s performance essentially risk-free. Headquartered in Pittsburgh, PA, the Company has branch offices in Citrus Heights, CA, Boca Raton, FL, Sanford, FL, Danvers, MA, Portsmouth, NH, Nashua, NH, Cleveland, OH and Portland, OR.

This press release contains forward-looking statements. The words or phrases “would be,” “would allow,” “intends to’” “will likely result,” “are expected to,” “will continue,” “anticipate,” “expect,” “estimate,” “project,” “indicate,” “could,” “potentially,” “should,” “believe,” “considers,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include: (a) whether the Company will successfully acquire existing staffing companies to grow its staffing business; (b) whether the Company will have adequate financing to expand the business; (c) whether the Company will effectively manage its expanding operations which will place significant demands on its managerial, financial and informational systems; (d) competition among medical staffing companies for clients and qualified nurses and other healthcare professionals and personnel; (e) the Company’s ability to locate and fill staffing orders; (f) whether general economic conditions and the regulatory environment will be favorable to the growth of the Company’s business; (g) the Company’s ability to grow organically; (h) whether the Company’s top-line growth has been substantial and its margins strong, and whether such results are due to the Company’s success at executing its business plan; (i) whether the Company will continue to cross-sell its services to achieve a higher utilization of existing resources and more favorable margins; (j) whether the revenue generated by the acquisitions indicates the Company’s business model is working and whether such results will continue in the future; (k) whether the gross profit for the period ending June 30, 2004 is attributable to growth by the acquisitions and strong margins produced by the Company’s core business, and whether such results will continue in the future; (l) whether the acquisitions have allowed the Company to capitalize on economies of scale and provided additional resources, thereby enabling the Company to more effectively and efficiently source people in the United States, and whether such results will continue in the future; (m) whether the Company has experienced increased pricing and more stable contracts and whether such results will continue in the future; (n) whether the Company has realized an increase in the market for its services recently and whether such results will continue; (o) whether the Company is on track to, or will, exceed its business plans’ goals and continue integrating, and searching for additional, acquisitions; (p) whether the Company will continue to raise the margin levels of its acquisitions to the levels of its core operation; (q) whether financial assumptions and/or pro forma financial results would have been realized during the applicable period and whether such or similar results will result in the future; (r) whether the Company can and will achieve third quarter revenue of $13 million to $17 million and earnings of 6 to 8 cents per fully diluted share; (s) whether the estimated earnings, including the pro forma earnings, before deductions for interest, depreciation, amortization and taxes for the three and six months ended June 30, 2004, are as stated and whether such results could have been achieved or can be achieved in the future; (t) other factors set forth in the Company’s periodic reports and Form SB-2 Registration Statement filed with the Securities and Exchange Commission which may be reviewed by accessing the SEC’s EDGAR system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company’s past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

World Health Alternatives, Inc. and Subsidiaries

Statements of Condensed Consolidated Operations

(Unaudited)

	For the Three Months Ended June 30,
	2004	2003
Sales	$5,561,518	$842,352
Cost of Sales	3,810,683	510,038

Gross profit	1,750,835	332,314
Selling, marketing and administrative expenses	1,758,182	327,973

Income (loss) from operations	(7,347)	4,341
Other income (expense):
Interest expense	(213,343)	(37,787)
Interest income	741	19

	(212,602)	(37,768)

Income (loss) before income taxes	(219,949)	(33,427)
Income tax benefit (provision)	—	27,000

Net income (loss)	$(219,949)	$(6,427)

Per share of common stock:
Basic	$(0.01)	$(0.00)

Dilutive	$(0.01)	$(0.00)

Weighted average number common shares basic and dilutive	28,701,393	38,986,704

World Health Alternatives, Inc. and Subsidiaries

Statements of Condensed Consolidated Operations

(Unaudited)

	For the Six Months Ended June 30,
	2004	2003
Sales	$7,242,264	$1,785,239
Cost of Sales	4,825,975	1,135,647

Gross profit	2,416,289	649,592

Selling, marketing and administrative expenses	2,598,633	1,007,380

Income (loss) from operations	(182,344)	(357,788)

Other income (expense):
Interest expense	(284,443)	(70,787)
Interest income	2,635	132

	(281,808)	(70,655)

Income (loss) before income taxes	(464,152)	(428,443)
Income tax benefit (provision)	—	27,000

Net income (loss)	$(464,152)	$(401,443)

Per share of common stock:
Basic	$(0.02)	$(0.01)

Dilutive	$(0.02)	$(0.01)

Weighted average number common shares basic and dilutive	26,961,576	38,909,046

World Health Alternatives, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 3 0, 2004	December 31, 2003*
Assets	(unaudited)

Current Assets
Cash	$38,622	$177,699
Accounts receivable	8,377,874	1,357,358
Accounts receivable—other	95,920	75,000
Prepaid Expenses	179,893	148,309

Total Current Assets	8,692,309	1,758,366

Property, Plant and Equipment, net	488,872	120,992

Intangible Assets	14,616,787	3,269,793

Goodwill	12,888,693	152,207

Total Assets	$36,686,661	$5,301,358

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$702,416	$25,032
Accrued liabilities	1,103,958	189,190
Related party loan	1,518,571	—
Due to factors	6,403,042	242,101
Short-term notes payable	13,191,445	—
Current and deferred income taxes payable	13,868	25,484
Current portion of notes payable	2,486,133	1,874,601

Total Current Liabilities	25,419,433	2,356,408

Note Payable, net of current portion	1,008,063	760,399

Stockholders’ Equity
Preferred stock, $.0001 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value, 200,000,000 shares authorized, 31,126,568 and 23,638,243 shares issued and outstanding, respectively	3,113	2,364
Additional paid-in capital	10,606,886	2,068,869
Retained earnings	(350,834)	113,318

Total Stockholders’ Equity	10,259,165	2,184,551

Total Liabilities and Stockholders’ Equity	$36,686,661	$5,301,358

*Derived from audited financial statements.